UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

June 11, 2010

NIGHTHAWK RADIOLOGY HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51786	87-0722777
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4900 N. Scottsdale Road, 6th Floor

Scottsdale, Arizona 85251

(Address of principal executive offices, including zip code)

(480) 822-4429

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05	Costs Associated with Exit or Disposal Activities.

As part of a plan to reduce its operating costs, the Company has committed to closing un-needed offices in San Francisco, California, Austin, Texas and a portion of its office facility in Coeur d’Alene, Idaho. As a result of these closures and a related reduction in force of approximately 35 employees, the Company estimates that it will incur restructuring costs of approximately $1.1 million, consisting of $0.6 million in lease disposal charges, $0.2 million in asset write-off charges and $0.3 million in employee severance costs. The Company expects these charges to be recorded in the quarter ended June 30, 2010. The Company estimates that these actions will result in a reduction in annual operating expenses of approximately $4 million.

Statements in this current report that are not reported financial results or other historical information are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. They include, for example, statements about the Company’s cost reduction actions and the anticipated costs, charges and timing associated therewith. Forward-looking statements may be identified by the use of forward-looking terminology such as the words “will”, “could”, “expects”, “believes”, “anticipates”, “projects” and other terms with similar meaning indicating possible future events or actions or potential impact on the business or stockholders of the Company.

These forward-looking statements are not guarantees of future performance. They are based on management’s assumptions, beliefs and expectations, all of which involve a number of business risks and uncertainties that could cause actual results to differ materially. The risk factors that could cause such differences are listed from time to time in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including those factors contained in the Company’s Quarterly Report on Form 10-Q for the quarter ended on March 31, 2010, under the caption “Risk Factors.” All forward-looking statements in this current report are expressly qualified by information contained in the Company’s filings with the SEC. The Company disclaims any obligation to update or revise these forward-looking statements.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 15, 2010

NIGHTHAWK RADIOLOGY HOLDINGS, INC.

By:	/S/ PAUL E. CARTEE
Paul E. Cartee Senior Vice President and General Counsel